Exhibit 23.1

W.T. Uniack & Co. CPA’s P.C.
Certified Public Accountants

Independent Registered Public Accounting Firm’s Consent

As independent auditors of Feel Golf Company, Inc. we hereby consent to the inclusion of our audit report dated April 8, 2011, with respect to our audits of the financial statements of Feel Golf Company, Inc. as of December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009 in the Form S-8 Registration Statement of Feel Golf Company, Inc. dated July 14, 2011. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/W.T. Uniack & Co. CPA’s P.C.

Alpharetta, Georgia
July 14, 2011